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                                                                    EXHIBIT 99.2

FINANCIAL INTRANET ANNOUNCES COMPLETION OF TECHNEST ACQUISITION
Business Editors
MOUNT KISCO, N.Y.--(BUSINESS WIRE)--April 10, 2001--Financial Intranet, Inc. ("FNIT-OTCBB," hereafter referred to as "FNIT") an Internet content provider today announced the completion of it's acquisition of Technest.

Technest, located in Atlanta, Ga. invests in development stage companies with potential high rates of growth. These companies develop innovative products and services with a wide range of commercial applications. FNIT expects to assist both in the rapid growth of these companies and in providing strategies for the realization of returns from its investments through a variety of methods. FNIT also expects to focus on short-term investment procedures in order to enhance earnings.

Michael Sheppard, President of FNIT said, " I am thrilled at the completion of this acquisition. I view this as an unprecedented opportunity for FNIT. Technest is different from other companies that invest in development stage companies. We expect to take full advantage of the current marketplace to make investments that should provide value, both in the near term and long term. We believe that there is a great opportunity here."

John Canouse, CEO of Technest stated, "The completion of the acquisition should enable us to further fund portfolio companies within our investment framework, and current market conditions should allow us to do so at advantageous terms. We are very excited about the possibilities we have within the venture capital community."

SAFE HARBOR STATEMENT

Statements in this press release that are not historical may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although FNIT believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from FNIT's expectations include completion of pending investments, continued availability of funds to originate new investment, the availability and cost of capital for future investments, competition within the industry, economic conditions, and other risks detailed from time to time in FNIT's SEC reports. The financial information with respect to Technest has been provided to FNIT by Technest and has not been audited or verified independently at this time.
--30--rm/ny*
CONTACT: Technest
John Canouse, 404/816-5339
or
Financial Intranet, Inc.
Michael Sheppard, 914/242-4848
KEYWORD: NEW YORK
INDUSTRY KEYWORD: BANKING MERGERS/ACQ
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-0- Apr/10/2001 22:59 GMT _